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                                                                     EXHIBIT 4.1


                             STOCK OPTION AGREEMENT


                    THE TRANSFER OF THIS AGREEMENT IS SUBJECT
                     TO CERTAIN PROVISIONS CONTAINED HEREIN
                    AND TO THE RESALE RESTRICTIONS UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED


             THIS OPTION GRANTED UNDER THIS AGREEMENT WILL AUTOMATICALLY EXPIRE ON THE DATE DETERMINED IN ACCORDANCE WITH SECTIONS 2 AND 14 HEREOF, AND CONTAINS A LIMITATION ON THE AMOUNT WHICH A HOLDER MAY REALIZE ON A SALE, TRANSFER OR OTHER DISPOSITION OF THE OPTION GRANTED HEREUNDER OR, IN CERTAIN EVENTS, OF THE SHARES WHICH MAY BE ACQUIRED ON EXERCISE THEREOF (THE "OPTION SHARES"), PURSUANT TO SECTION 14 OF THIS AGREEMENT. THE TRANSFERABILITY OF THE OPTION AND THE OPTION SHARES IS ALSO RESTRICTED PURSUANT TO SECTION 12 HEREOF.



       STOCK OPTION AGREEMENT, dated December 24, 1996, between COMMERCE SECURITY BANCORP, INC., a Delaware corporation ("Grantee"), and ELDORADO BANCORP, a California corporation ("Issuer").

                                    RECITALS

       WHEREAS, Grantee and Issuer have entered into an Agreement and Plan of Merger immediately prior to the execution and delivery hereof (the "Merger Agreement"); and

       WHEREAS, as a condition and inducement to Grantee's pursuit of the transactions contemplated by the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined):

                                    AGREEMENT

       NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

       1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to 468,200 fully paid and nonassessable shares of the common stock, no par value, of Issuer ("Common Stock") at a price of $22.00 per share; provided, however, that in the event Issuer issues or agrees to issue any shares of Common Stock at a price less than $22.00 per share (as adjusted pursuant to subsection (b) of Section 5) other than as permitted by the Merger Agreement, such price shall be equal to such lesser price (such price, as adjusted if applicable, the "Option Price"); provided further that in

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no event shall the number of shares for which this Option is exercisable exceed
11.0% of the Issuer's issued and outstanding shares of Common Stock, calculated on a pro forma basis taking into account the shares issued upon the exercise of this Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

       (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to or permitted by this Agreement and other than pursuant to an event described in Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 11.0% of the number of shares of Common Stock issued and outstanding, calculated on a pro forma basis taking into account the shares issued upon the exercise of this Option. Nothing contained in this Section 1(b) or elsewhere in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

       2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, prior to the Exercise Termination Event (as hereinafter defined), the Grantee has become entitled to receive payment of the Termination Fee pursuant to the terms of the Merger Agreement prior to the termination of the Merger Agreement (the "Triggering Event") and whether or not such Termination Fee has in fact been paid to the Grantee. The term "Holder" shall mean the holder or holders of the Option. The term "Exercise Termination Event" shall mean termination of the Merger Agreement in accordance with the provisions thereof.

          (b) If the Option has become exercisable by Grantee pursuant to
Section 2(a), the Option shall continue in full force and effect until the earlier of: (1) the date as of which it has been exercised in full by Grantee in accordance with Section 2(c) hereof, or (ii) twelve (12) months following the termination of the Merger Agreement or such earlier date as is determined in accordance with Section 14(d) (the "Option Termination Date").

          (c) In the event the Holder is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three Business Days nor later than 20 Business Days after the Notice Date for the closing of such purchase (the "Closing Date"); provided that if prior notification to or approval of the Federal Reserve Board or any other Bank Regulator is required in connection with such purchase, the Holder shall promptly (but in no event later than five (5) Business Days after the Notice
Date) file the required notice or application for approval, shall promptly notify the Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

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             (d) At the closing referred to in subsection (c) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude the Holder from exercising the Option and (ii) present and surrender this Agreement to the Issuer at its principal executive offices.

             (e) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (d) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased and paid for by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

             (f) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

       "THE TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN PROVISIONS OF AN AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND ISSUER AND TO RESALE RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF ISSUER AND WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY ISSUER OF A WRITTEN REQUEST THEREFOR."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933 (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference and the Holder shall have delivered to Issuer an opinion of counsel, in form and substance reasonably satisfactory to Issuer, that the retention of such reference on the substitute certificate(s) is not required for purposes of the 1933 Act; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by Law.

             (g) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (c) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all

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expenses, and any and all Taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder except that Holder shall pay all transfer and similar taxes if Holder requests the issuance of the stock certificate in a name other than its own.

       3. Issuer agrees: (i) that it shall at all times during the term of the Option maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take, at the sole expense of Holder all action as may from time to time be reasonably required (including (x) complying with all pre-merger notification, reporting and waiting period requirements specified in 15 U.S.C. Sec. 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended, or any state or other federal banking Law, prior approval of or notice to the Federal Reserve Board or to any other Governmental Entity is necessary before the Option may be exercised, cooperating fully with the Holder, at its sole expense, in preparing such applications or notices and providing such information to the Federal Reserve Board or such other Governmental Entity as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

       4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of the Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options and, where applicable, Substitute Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone, provided that Holder indemnifies the Issuer from any and all liabilities, losses, costs and expenses, including, but not limited to reasonably attorneys fees as and when incurred by Issuer, arising out of any claim by anyone that it is entitled to enforce against Issuer the Agreement that was lost, stolen, destroyed or mutilated.

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       5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this
Section 5. In the event of any change in Common Stock by reason of (x) stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, or (y) distributions on or in respect of the Common Stock prior to any Exercise Termination Event that would be prohibited under the terms of the Merger Agreement, the type and number of shares of Common Stock then purchasable upon exercise hereof and the Option Price shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Issuer's obligations hereunder.

       6. [Reserved]
       7. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to the Option Termination Date (or such later period as provided in Section 10), Issuer shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to (x) the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to the Option Termination Date (or such later period as provided in Section 10), Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to (x) the market/offer price multiplied by (y) the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or substantially all of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

          (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the

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Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five Business Days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable Law from so delivering.

       (c) To the extent that Issuer is prohibited under applicable Law, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five Business Days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable Law, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Purchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection
(c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

       (d) For purposes of this Section 7, a Repurchase Event shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

             (i) the acquisition by any Person (other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") of beneficial ownership of 50% or more of the then-outstanding Common Stock; or

             (ii) the consummation of any Strategic Transaction (as hereinafter defined).

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For purposes of this Agreement, (a) "Strategic Transaction" shall mean (i) any purchase or other acquisition of 50% or more of the assets, assumption of 50% or more of the liabilities, or purchase or other acquisition of 50% or more of the equity (on a pro forma basis) of Issuer (including any subsidiary of the Issuer (each an "Issuer Subsidiary")), (ii) any merger or other business combination involving Issuer or any Issuer Subsidiary, (iii) any recapitalization involving Issuer or any Issuer Subsidiary resulting in an extraordinary dividend or distribution to Issuer or the Shareholders, or (iv) any self-tender for or redemption of 50% or more of the Common Stock, (b) "Subsidiary" shall mean a "significant subsidiary" of Issuer within the meaning set forth in Rule 1-02 of Regulation S-X promulgated by the SEC, and (c) "Person" shall have the meaning set forth in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934 (the "1934 Act") and the rules and regulations promulgated by the SEC thereunder.

       8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any Person, other than Grantee or a Grantee Subsidiary, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any Person, other than Grantee or a Grantee Subsidiary, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Common Stock (x) shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property or (y) after such merger shall represent less than 33% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its or any Issuer Subsidiary's assets or deposits to any Person, other than Grantee or a Grantee Subsidiary, then, and in each such case, as a part of or in connection with such agreement provision shall be made so that the Option shall, upon the consummation of such transaction and upon the terms and conditions set forth herein, be converted into, and exchanged for, an Option (the "Substitute Option") whereunder the Holder shall be entitled to receive, upon exercise thereof (but only to the extent so exercised), the number of shares of stock or other securities ("Substitute Securities") or property of the Acquiring Corporation, to which a holder of Common Stock (or other securities then deliverable upon the exercise of this Option) would have been entitled upon the consummation of such transaction. If property is deliverable upon exercise of the Substitute Option and such property consists, in whole or in part, of cash in excess of the Option Price, the Holder may, at the Holder's election, exercise the Substitute Option without making payment of the Option Price and, in such case, the Issuer or the Acquiring Corporation shall, upon distribution to the Holder, consider the Option Price to have been paid in full and, in making settlement to the Holder, shall deduct an amount equal to the Option Price from the amount payable to the Holder.

          (b) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer),
(ii) Issuer, in a merger in which Issuer is the continuing or surviving Person, and (iii) the transferee of all or substantially all of Issuer's assets or deposits (or the assets or deposits of an Issuer Subsidiary).

          (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms

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shall be as similar as possible and in no event less advantageous to the Holder.
The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option. The exercise price of the Substitute Option per share of Substitute Securities shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Securities for which the Substitute Option is exercisable.

          (d) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any Person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

       9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder") given prior to the Option Termination Date, the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to (x) the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Securities for which the Substitute Option may then be exercised plus (y) the Holder's out-of-pocket expenses (to the extent not previously reimbursed), and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Securities (the "Substitute Shares") given prior to the Option Termination Date, the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to (x) the Highest Closing Price multiplied by the number of Substitute Shares so designated plus (y) the Holder's out-of-pocket expenses (to the extent not previously reimbursed). The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Securities within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

          (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective right to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase

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Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price
therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable Law from so delivering.

       (c) To the extent that the Substitute Option Issuer is prohibited under applicable Law, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five Business Days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable Law, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Securities obtained by multiplying the number of shares of the Substitute Securities for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth calendar day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

       10. The 30-day, 6-month or 12-month periods for exercise of certain rights under Sections 2, 6, 7, 9 and 12 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

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       11.   Issuer hereby represents and warrants to Grantee as follows:

       (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary under its Articles of Incorporation and Bylaws and under the Laws of the State of California to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

       (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully-paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

       12. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other Person, without the express written consent of the other party, except that in the event a Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder within 12 months following such Triggering Event (or such later period as provided in Section 10) to a person or persons not affiliated with Grantee; provided, however, that until the date 30 calendar days following the date on which the Federal Reserve Board has approved applications by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by the Federal Reserve Board. Each Holder of this Option agrees and covenants to Issuer that it will comply with all applicable federal and state securities laws in effecting any assignment of this Option, and agrees to indemnify and hold harmless Issuer and Issuer's officers and directors against any liability arising thereunder in connection with any such assignment.

       13. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation applying to the Federal Reserve Board under the Bank Holding Company Act of 1954 for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so. After the Option becomes exercisable, all

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expenses reasonably incurred by Issuer pursuant hereto shall be reimbursed to
Issuer on its demand by Holder.

       14. (a) Notwithstanding any other provision in this Agreement to the contrary, the aggregate sum of the Total Profit (as defined below) from each sale, transfer or other disposition that is made on or before the Option Termination Date, whether made pursuant to Section 7 or Section 9 hereof or otherwise (a "Disposition Transaction"), of any Option Securities (as hereinafter defined) by any Transferring Person (as hereinafter defined) shall not exceed, in any event. the amount by which One Million Dollars ($1,000,000) exceeds all out-of pocket expenses or costs incurred by the Issuer or any Substitute Option Issuer in performing its respective covenants or duties under this Agreement (the "Issuer Expenses"). (Such excess amount shall be referred to herein as "Aggregate Profit Ceiling.") For purposes of this Section 14:

             (i) The Term "Option Securities' means the Option or any portion thereof, any Option Shares, any Substitute Option or any portion thereof, and any shares or other securities receivable on exercise of any Substitute Option ("Substitute Securities");

             (ii) The term "Transferring Person" shall mean the Grantee or any Holder or any Owner of any or all of the Option Securities that engages in a Disposition Transaction; and

             (iii) The term "Total Profit" when used with respect to any Disposition Transaction shall mean the amount (before taxes and any commissions, fees or other expenses incurred by the Transferring Person as a result of or in connection with such Disposition Transaction) of the difference between (i) the gross amount paid to the Transferring Person for the Option Securities sold, transferred or otherwise disposed of in such Disposition Transaction (the "Gross Sales Price"), and (ii) the gross purchase price paid, if any, for such Option Securities when they were acquired by such Transferring Person (the Transferring Person's "Basis", which shall not necessarily be the same as its basis for tax purposes); provided, however, that (A) if the Disposition Transaction is a disposition of the Option or a Substitute Option made by the Grantee or any affiliate thereof, the Transferring Person's Basis for purposes hereof shall be deemed to be zero; (B) if the Disposition Transaction is a gift or other transaction without the payment of consideration to the Transferring Person, then there shall be deemed to have been no Total Profit from such Disposition Transaction and the purchaser or transferee's Basis shall be deemed to be the Transferring Person's Basis;
       (C) if, in any Disposition Transaction, the Gross Sales Price consists, or the consideration paid by Transferring Person on its acquisition of the Option Securities being transferred in the Disposition Transaction (the "Transferred Option Securities") consists, in whole or in part, of securities or other property other than cash, then, for purposes of determining the Total Profit for such Disposition Transaction, any non-cash consideration included in the Gross Sales Price shall be valued at its fair market value on the date of the Disposition Transaction and any non-cash consideration paid on the acquisition of such Option Securities by the Transferring Person shall be valued at its fair market value on the duty of such acquisition, in either instance, by a nationally recognized investment banking or property valuation firm, as appropriate for the type of

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
       property involved; and (D) if the Grantee or any other Holder of the Option or any portion thereof receives a Substitute Option pursuant to
       Section 8 hereof and such Substitute Option represents a right to receive cash or other property other than shares or other securities of the Substitute Option Issuer, then the exercise of such Substitute Option shall be deemed to be a Disposition Transaction to the extent of the cash or other non-securities property received on exercise thereof, and the cash and fair market value of any non-cash assets (other than Substitute Securities) shall be the Gross Sales Price in such Disposition Transaction and, for purposes thereof, the Transferring Person's Basis shall be a pro-rata portion of the Transferring Person's Basis in the Option that was exchanged for the Substitute Option allocable to the cash and non-cash property (other than the Substitute Securities) receivable on exercise of the Substitute Option.

             (c) For purposes of determining if and the date as of which the Aggregate Profit Ceiling has been reached, on consummation of any Disposition Transaction the Total Profit arising therefrom shall be added to the sum of Total Profit (including losses, to the extent realized in a Disposition Transaction entered into with a person unaffiliated with the Transferring Person) that has been realized from all other Disposition Transactions of any of the Option Securities consummated by any Transferring Person prior to or concurrently therewith. In order to enable determinations to be made of the Total Profit in each Disposition Transaction and if and the date as of which the Aggregate Profit Ceiling has been reached or exceeded, each Transferring Person shall be obligated to provide a written notice of the consummation of any Disposition Transaction (a "Transfer Notice"), within five (5) business days thereafter, to the Issuer (or the Substitute Issuer in the case of a Disposition Transaction involving a Substitute Option or Substitute Securities). Each Transfer Notice shall (i) describe the nature of the Disposition Transaction,
(ii) the nature and amount of the Gross Sales Price paid for, and the Transferring person's Basis in, the Transferred Option Securities (and the fair market value of any non-cash consideration received as part of the Gross Sales Price or that accounted for the Transferring Person's Basis, as the case may be, and the manner in which such fair market value was determined), and (iii) the identity of the purchaser or transferee. Such Transfer Notice also shall contain a certification of the Chief Financial Officer of the Transferring Person that the information contained therein is accurate and complete.

             (d) In the event that the Aggregate Profit Ceiling is reached on a date earlier than the expiration of twelve (12) months following the termination of the Merger Agreement, the Option Termination Date shall be accelerated to, and shall be deemed to be, such earlier date. On the Option Termination Date (including as so accelerated):

             (i) Without any action required on the part of the Issuer or any Substitute Issuer or on the part of the Grantee or any other Holder of such unexercised portion of the Option or any Substitute Option or on the part of any Owner of any Option Shares or Substitute Securities then outstanding, any portion of the Option or any Substitute Option which is then outstanding and unexercised shall automatically expire and cease to be exercisable; and

             (ii) If the aggregate sum of all Total Profit received (including the present value of any amounts to be received under any note or installment purchase agreement or deferred purchase price arrangement) by any and all Transferring Persons from all of the Disposition Transactions theretofore consummated exceeded the Aggregate Profit Ceiling, then such Transferring Persons shall be jointly and severally liable to pay to the Issuer or the Substitute Issuer, as the case may be, not later than the tenth (10th) day following the Option Termination Date (A) an amount in cash equal to the difference between such aggregate sum of the Total Profit and the Aggregate Profit Ceiling, (B) Option Shares (if delivered to the Issuer) or Substitute Securities (if delivered to a Substitute Issuer) having a market value as of that date equal difference between such aggregate sum of the Total Profit and the Aggregate Profit Ceiling, or (C) any combination of the foregoing.

Although not required for any cessation of exerciseability of the remaining portion of this Option or any Substitute Option to become and be effective on the Option Termination Date, the Grantee or any other Holder of any unexercised portion of the Option or Substitute Option then outstanding shall forthwith return any originally signed copy of this Agreement, or of any other agreement issued in substitution therefor, that evidences such unexercised portion of the Option or any Substitute Option that is in its possession to the Issuer or Substitute Issuer, as the case may be. In order to secure the rights of the Issuer and any Substitute Issuer hereunder, this Option Agreement or any agreement issued in substitution or replacement therefor, that evidences any unexercised portion of the Option or any Substitute Option shall contain the legend set forth at the beginning of this Stock Option Agreement, and each certificate evidencing any Option Shares or Substitute Securities shall contain the legend set forth on Schedule A hereto; provided, however, that the Issuer or Substitute Issuer, as applicable, shall remove any such legend from any Option Shares or Substitute Securities promptly following any request made by the Owner at any time after the Option Termination Date.

       (e) Notwithstanding anything to the contrary contained herein, no sale, transfer or other disposition of any Option Shares or Substitute Securities made after the Option Termination Date shall be subject to the constraints on Total Profit contained in this Section 14 or shall otherwise obligate the transferror of such Option Shares or Substitute Securities to pay back to the Issuer or the Substitute Issuer any portion of any proceeds received therefor from any Disposition Transaction, or any other transaction, in either case occurring after the Option Termination Date.

       15. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

       16. If any term, provision, covenant or restriction contained in this Agreement is held by a court or other Governmental Entity of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or Governmental Entity determines that the Holder

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
is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section 1(a) hereof (as adjusted pursuant to Section 1(b) or 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

       17. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

       18. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

       19. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

       20. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

       21. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. Subject to
Section 12, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.


                     [remainder of page intentionally blank]

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
       IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all of the date first above written.


                         COMMERCE SECURITY BANCORP, INC.


                                    By: /s/ Robert Keller
                                       --------------------------------------


                                    ELDORADO BANCORP, INC.


                                    By: /s/ J.B. Crowell
                                       --------------------------------------

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                                   SCHEDULE A

                            to Stock Option Agreement
                          dated as of December 23, 1996


Option Share Certificate Legend:

        THE SECURITIES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, AND THE MAXIMUM AMOUNTS THAT MAY BE REALIZED BY THE HOLDER HEREOF IN THE EVENT OF ANY SALE, TRANSFER OR OTHER DISPOSITION MADE DURING THE PERIOD ENDING _______ 1998, ALL IN ACCORDANCE WITH THE OPTION AGREEMENT DATED AS OF DECEMBER 23, 1996, A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER ON WRITTEN REQUEST OF ITS SECRETARY.

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